Exhibit 99.1
ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO Allis-Chalmers Energy 713-369-0550 Lisa Elliott, Sr. VP DRG&E / 713-529-6600
ALLIS-CHALMERS ENERGY ANNOUNCES NEW PRESIDENT AND CHIEF OPERATING OFFICER.
HOUSTON, TEXAS, December 20, 2006 - Allis-Chalmers Energy Inc. (AMEX: ALY) today announced the resignation of David Wilde, its President and Chief Operating Officer. Mr. Wilde resigned to pursue other opportunities after over six years of service at Allis-Chalmers and its subsidiary, Strata Directional Technology.
Allis-Chalmers also announced the appointment of Burt A. Adams, 45, as its new President and Chief Operating Officer. Mr. Adams joined Allis-Chalmers on December 18, 2006 upon completion of its acquisition of substantially all the assets of Oil & Gas Rental Services, Inc., where he served as President and Chief Executive Officer from 1996 through 2006.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “We are saddened by the departure of Dave Wilde, and thank him for his tremendous contributions to our success over the last six years. Dave joined Allis-Chalmers when we acquired our directional drilling business, and his relationships, insight and vision helped us grow our consolidated revenues from $32 million for the year ended December 31, 2003 to $193 million for the nine months ended September 30, 2006. We worked together on everything including acquisitions, operating strategies and the strengthening of our management team. Dave felt that as our company grew, it was time for him to pursue opportunities concentrating in marketing and operations. We expect that Dave will continue to provide our directional drilling business with marketing and consulting services. Our company’s achievements are testimony to Dave’s talents, and we wish him Godspeed in his new endeavors.” Mr. Hidayatallah went on to congratulate Burt Adams on his appointment as the new President and Chief Operating Officer, and said, “We are thrilled that our board has appointed Burt to this important leadership position at a crucial time in our company’s history. Burt has proven his executive abilities through his success at Oil & Gas Rental Services, Inc. and we look forward to Burt’s guidance and leadership as we continue to execute on our growth strategy through strategic acquisitions and organic expansion. I am delighted and highly optimistic about collaboration with Burt as the newest key member of our management team.”
In addition, Allis-Chalmers announced that on Monday, December 11, 2006, it acquired Tanus, a processor of drilling fluids and chemicals in Argentina. Regarding this acquisition, Mr. Hidayatallah said, “DLS, our international drilling subsidiary, is Tanus’ sole customer for drilling fluids and chemicals. I look forward to tremendous opportunities in terms of potential expansion of our customer base for these products in both our air drilling and production services segments in our domestic market.”
“I am also extremely excited with the prospect of creating an international distribution network and expanding the drilling chemicals and production chemicals for the worldwide market.”

About Allis-Chalmers
Allis-Chalmers Energy, Inc., is Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit the Company’s website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward- Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in Allis-Chalmers’ other SEC filings and publicly available documents.
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